EXHIBIT 99.2

POWER OF ATTORNEY

Putnam Investments LLC (“Putnam”) is the managing member of Putnam Investment Holdings, LLC (“Holdings”). Holdings is the managing member of Putnam Investments Employees Securities Company I LLC (“ESC I”), Putnam Investments Employees Securities Company II LLC (“ESC II”) and Putnam Investments Employees Securities Company III LLC (“ESC III”). Each of Holdings, ESC I, ESC II and ESC HI (collectively, the “Coinvestors”) make certain coinvestments along side Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Equity Fund V, L.P. and Thomas H. Lee Equity Fund VI, L.P. and their affiliated investment partnerships (the “Funds”), all of which are private equity funds sponsored by Thomas H. Lee Partners, L.P.

In order to facilitate the making and disposing of such coinvestments, Putnam, as managing member of Holdings, hereby constitutes, appoints and empowers Thomas H. Lee Advisors, LLC, a Delaware limited liability company, and each of its duly authorized officers, members, managers, successors and assignees, with full power of substitution and resubstitution, as its true and lawful attorney-in-fact, in its name, place and stead and for its use and benefit, to execute, certify, acknowledge, file, record and swear to all instruments, agreements and documents necessary or advisable in connection with such coinvestments.

Notwithstanding the foregoing, the power of attorney granted hereby shall not permit the attorney-in-fact to execute, certify, acknowledge, file, record and swear to any instruments, agreements and documents which would, except with the prior written approval of Putnam given on a case-by-case basis, (a) subject the Coinvestors to any restrictions, limitations or obligations with respect to such coinvestment which are different from those to which the Funds are subject, (b) not provide the Coinvestors the same rights and benefits with respect to such coinvestments as provided to the Funds, (c) subject the Coinvestors to joint and several liability with any other person, (d) place any non-competition or non-solicitation restrictions on the Coinvestors, (e) impose any obligation or restriction of any kind on any affiliate, or pooled investment vehicle managed or advised by any affiliate, of any Coinvestor (other than the other Coinvestors), (f) purport to make any representation or warranty by any of the Coinvestors (other than standard organizational, authority and investment representations and warranties), or (g) limit the right of any Coinvestor to transfer securities to permitted transferees.

Putnam authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever necessary or advisable to be done in and about the foregoing as fully as Putnam might or could do if personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. The appointment by Putnam of Thomas H. Lee Advisors, LLC and each of its duly authorized officers, members, managers, successors and assigns with full power of substitution and resubstitution, as aforesaid, as attorneys-in-fact shall be deemed to be a power coupled with an interest, and shall survive and not be affected by the dissolution, bankruptcy or incapacity of Putnam. Notwithstanding the foregoing, such appointment may be revoked and this Power of Attorney shall terminate upon the delivery of written notice thereof by Putnam to Thomas H. Lee Advisors, LLC.

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IN WITNESS WHEREOF, this Power of Attorney has been executed as of September 12, 2006.

WITNESS	PUTNAM INVESTMENTS LLC

	By:	Great-West Investors GP Inc., its General Partner
Name:		By:	/s/ Robert Burns
Robert Burns
Managing Director